NUVEEN OPEN-END FUNDS

RENEWAL OF INVESTMENT MANAGEMENT AGREEMENTS

This Agreement made this 27th day of July 2016 by and between the entities listed on Schedule A (the “Nuveen Open-End Funds”), and Nuveen Fund Advisors, LLC, a Delaware limited liability company (the “Adviser”);

WHEREAS, the parties hereto are the contracting parties under each certain Investment Management Agreement (the “Agreements”) pursuant to which the Adviser furnishes investment management and other services to each fund in each Trust; and

WHEREAS, each Agreement terminates August 1, 2016 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees, at meetings held May 24-26, 2016, called for the purpose of reviewing each Agreement, have approved each Agreement and its continuance until August 1, 2017 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in each Agreement the parties hereto do hereby continue each Agreement in effect until August 1, 2017 and ratify and confirm the Agreements in all respects.

On behalf of the Nuveen Open-End Trusts Listed on Schedule A

	By:	/s/ Kevin J. McCarthy
Vice President

ATTEST:

/s/ Virginia O’Neal

NUVEEN FUND ADVISORS, LLC

	By:	/s/ Gifford R. Zimmerman
Managing Director

ATTEST:

/s/ Virginia O’Neal

Schedule A

Nuveen Municipal Trust

Nuveen Multistate Trust I

Nuveen Multistate Trust II

Nuveen Multistate Trust III

Nuveen Multistate Trust IV

Nuveen Managed Accounts Portfolios Trust

Nuveen Investment Funds, Inc.

Nuveen Investment Trust

Nuveen Investment Trust II

Nuveen Investment Trust III

Nuveen Investment Trust V

Nuveen Strategy Funds, Inc.